Exhibit 99.1

Why was the Merger Agreement amended?

On March 12, 2012, Aon Corporation (the “Aon Delaware”, the “Company” or “we”) and Market Mergeco Inc. (“Mergeco”) entered into an administrative amendment (the “Amendment”) to the Agreement and Plan of Merger and Reorganization between Aon Delaware and Mergeco, dated January 12, 2012 (as amended, the “Merger Agreement”).  The purpose of the Amendment was to revise the administrative procedures by which the exchange agent would deliver Class A Ordinary Shares of the new U.K. parent company (“Aon UK”) of the Aon group (“Class A Ordinary Shares”) to the holders of Aon Delaware’s common stock (the “Aon Delaware Common Stock”) following the effective time of the merger.  Prior to the entry into the Amendment, the Merger Agreement generally provided that each Class A Ordinary Share that was deliverable to a holder of record of the common stock of Aon Delaware that did not hold shares represented by certificates (i.e., a registered holder of uncertificated shares) would have its shares delivered, immediately following the merger, to a custodian, which would hold such Class A Ordinary Shares in a custodial account.

Aon Delaware has amended the Merger Agreement to provide that Class A Ordinary Shares to be delivered in exchange for all shares of Aon Delaware Common Stock held of record, whether in certificated or uncertificated form, (“Record Holders”) will initially be delivered to the exchange agent appointed in connection with the Merger Agreement to be held in its exchange fund.  Such Class A Ordinary Shares will be disbursed from the exchange fund once the exchange agent has received a letter of transmittal, completed and validly executed in accordance with its instructions, a properly surrendered certificate from Record Holders, and such other documents as may be required (the “Required Documents”).  Upon receipt of the Required Documents, the exchange agent will then, according to the directions of the holder contained in the Required Documents, deliver the Class A Ordinary Shares in the manner instructed.

We believe that this change is in the best interests of our stockholders because, unlike shares held in a custodial account, Class A Ordinary Shares held in the exchange fund will not be subject to ejection from the exchange fund if “know your customer” information is not received within 90 days following the closing.  As described in the Company’s proxy statement relating to its special meeting of stockholders to be held on March 16, 2012, shares ejected from a custodial arrangement would be delivered in certificated form, and shares held in certificated form are generally subject to stamp duty and/or stamp duty reserve tax (“SDRT”) under U.K. law in connection with future transfers.  However, transfers wholly within the facilities of The Depository Trust Company (“DTC”) will generally not be subject to stamp duty and/or SDRT.  As a result, the Company believes that it is important to allow prospective holders of Class A Ordinary Shares to have time to make arrangements for the transfer of their shares to a bank or broker within the DTC system.  The Company believes that holding the Class A Ordinary Shares in the exchange fund until instructions are received will make this process easier by eliminating the need to complete transfers of such shares before 90 days after the effective time of the merger.  The Company believes that the initial transfer of Class A Ordinary Shares from the exchange fund will not be subject to stamp duty and/or SDRT.

What if I hold my shares through a bank or broker?

If an Aon Delaware stockholder holds Company Stock as a beneficial holder in “street name” though a bank, broker or other financial institution, it will not be required to take any action and its ownership of Class A Ordinary Shares will be recorded in book entry form by its broker without any need for additional action on the holder’s part.

What must Record Holders do to receive their Class A Ordinary Shares?

Aon Delaware stockholders who hold Aon Delaware Common Stock as Record Holders will be sent a letter of transmittal, which will contain instructions for surrendering such stockholder’s stock certificates, if any, and requesting Class A Ordinary Shares. Upon delivery to the exchange agent of a properly completed letter of transmittal, along with such other of the Required Documents, a Record Holder will receive the number of whole Class A Ordinary Shares into which such Record Holder’s shares of Aon Delaware Common Stock represented by such Record Holder’s properly surrendered shares of Aon Delaware Common Stock were converted in accordance with the Merger Agreement.  The exchange agent will, according to the directions contained in the Required Documents, deliver the Class A Ordinary Shares in respect of such Record Holder’s Aon Delaware Common Stock in the manner indicated in the properly-executed letter of transmittal.

What are Record Holders’ rights in relation to Aon UK before the exchange of Aon Delaware Common Stock for Class A Ordinary Shares is complete?

From and after the effective time of the merger and pursuant to the terms of the Merger Agreement, Class A Ordinary Shares for Record Holders of Aon Delaware Common Stock will initially be held by the exchange agent in an exchange fund.  Until the Required Documents are submitted to the exchange agent, (i) any dividends or other distributions declared by Aon UK after the effective time of the merger with respect to Class A Ordinary Shares delivered to former Aon Delaware stockholders, other than any Class A Ordinary Shares held by the Aon Delaware or any other subsidiary of the Aon Delaware, will accrue without interest but will not be paid and (ii) Record Holders of such shares will not have voting rights with respect to Aon UK.

What happens if the Required Documents are never submitted?

Any portion of the Class A Ordinary Shares or other funds deposited with the exchange agent in the exchange fund that remain undistributed to former holders of Aon Delaware Common Stock at the twelve month anniversary of the effective time of the merger may be delivered to Aon Delaware, upon demand, or to its designee, and any former holder of Aon Delaware Common Stock who has not theretofore properly submitted the Required Documents shall thereafter look only to Aon Delaware for payment of any consideration due to it from the merger.

None of Aon Delaware, Aon UK or the exchange agent will be liable to any former holder of Aon Delaware Common Stock for any securities properly delivered or any amount properly paid by the exchange agent or its nominee, as the case may be, to a public official pursuant to applicable abandoned property, escheat or similar law nine months after the effective time of the merger.  If any certificate representing Aon Delaware Common Stock has not been surrendered prior to two years after the effective time of the merger (or immediately prior to an earlier date on which the Class A Ordinary Shares would otherwise escheat to or become the property of any governmental entity) any cash, share dividends and distributions otherwise payable in respect of the certificate shall, to the extent permitted by applicable law, become the property of Aon Delaware, as the surviving corporation, free and clear of all claims or interest of any person previously entitled thereto.